Exhibit 13

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

U.S. Bank 401(k) Savings Plan
Years Ended December 31, 2008 and 2007
With Report of Independent Registered Public Accounting Firm

Ernst & Young LLP

ERNST & YOUNG

U.S. Bank 401(k) Savings Plan
Financial Statements and Supplemental Schedule
Years Ended December 31, 2008 and 2007

Report of Independent Registered Public Accounting Firm
Benefits Administration Committee
U.S. Bancorp
Participants of U.S. Bank 401(k) Savings Plan
We have audited the accompanying statements of net assets available for benefits of the U.S. Bank 401(k) Savings Plan as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2008 and 2007, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2008, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

Minneapolis, Minnesota
June 12, 2009
A member firm of Ernst & Young Global Limited

U.S. Bank 401(k) Savings Plan
Statements of Net Assets Available for Benefits

	December 31
	2008	2007

Assets
Cash	$—	$457,855
Investments, at fair value	2,470,855,362	3,235,248,250
Accrued income	22,316,148	16,278,413
Employer contribution receivable	74,316,801	62,911,331
Participants’ contributions receivable	—	4,915,285

Total assets	2,567,488,311	3,319,811,134

Liabilities
Accrued expenses	320,470	378,653
Due to broker for securities purchased	2,727,752	4,907,664
Excess contributions refundable	—	4,205,925

Total liabilities	3,048,222	9,492,242

Net assets available for benefits, at fair value	2,564,440,089	3,310,318,892
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	25,381,877	2,744,475

Net assets available for benefits	$2,589,821,966	$3,313,063,367

See accompanying notes.

U.S. Bank 401(k) Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2008	2007

Additions:
Interest and dividend income	$101,054,713	$93,492,457

Contributions:
Employer	74,318,761	62,914,329
Participants	167,297,907	153,963,992

Transfers from plans of acquired companies	2,602,002	9,526,099

	345,273,383	319,896,877

Deductions:
Net depreciation in fair value of investments	815,652,468	114,319,643
Benefits paid to participants	248,280,033	297,431,178
Administrative expenses	4,582,283	3,972,300

	1,068,514,784	415,723,121

Net decrease	(723,241,401)	(95,826,244)

Net assets available for benefits at beginning of year	3,313,063,367	3,408,889,611

Net assets available for benefits at end of year	$2,589,821,966	$3,313,063,367

See accompanying notes.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements
December 31, 2008
1. Description of the Plan
The following description of the U.S. Bank 401(k) Savings Plan (the Plan) provides only general information. Participants should refer to the Plan’s Summary Plan Description (the SPD) for a more complete description of the Plan’s provisions. The SPD can be reviewed by visiting the U.S. Bank Retirement Program website at www.yourbenefitsresources.com/usbank.
Administration and Participation
The Plan is a defined contribution retirement plan covering substantially all employees of U.S. Bancorp and its subsidiaries (the Company). Employees are eligible to participate in the Plan on their hire date, so long as they are a regular, permanent employee working in an eligible position. Eligible employees are automatically enrolled in the Plan with a salary deferral of 2% of eligible compensation, unless the employee elects otherwise.
Each participant’s account is credited with applicable participant contributions, rollovers, employer contributions, and an allocation of the earnings (losses) of the investment funds in which the participant has elected to invest. Earnings (losses) allocations are based upon participant account balances, as defined in the plan document. Participants may elect to have their account balances invested in various investment funds and are immediately 100% vested in their entire accounts.
The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code (the Code).
Contributions
The Plan permits pretax elective contributions up to a maximum of 75% of a participant’s eligible compensation, up to the Internal Revenue Service (IRS) limit. Participants age 50 and older whose elective contributions have reached the IRS limit are permitted under the Plan to make catch-up contributions up to the IRS catch-up contribution limit. All participant contributions are deposited in the Plan semimonthly.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
The Company contributes a matching contribution equal to 100% of each participant’s contribution up to 4% of the participants’ annual eligible compensation. A participant becomes eligible for an employer matching contribution on the first day of the month following completion of one full year of service in which the participant has worked at least 1,000 hours. Prior to January 1, 2008, in order to receive an employer matching contribution, a participant must be actively employed in an eligible position on the last business day of the plan year. The Plan was amended, effective January 1, 2008, removing the requirement that a participant must be actively employed on the last business day of the plan year in order to receive an employer matching contribution. This plan amendment caused the 2008 employer matching contribution to increase by $3,632,834. The employer matching contribution is deposited in the Plan annually and is initially invested in the U.S. Bancorp ESOP Fund. Participants can subsequently change how their matching contributions are invested at any time. The Company may make additional discretionary contributions to the Plan. No discretionary contributions were made in 2008 or 2007.
Benefits Paid to Participants
The only form of distribution offered by the Plan is a single lump-sum payment. Participants reaching age 70 1/2 are required to begin taking minimum distributions pursuant to IRS guidelines.
Participant Loans
The Plan contains provisions allowing participants to borrow from their accounts. Participants may have only two loans outstanding at a time. The minimum loan is $1,000, and the maximum is the lesser of 50% of the participant’s account balance or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months.
Plan Investments
The Plan includes an employee stock ownership plan (ESOP) fund. All participant and employer matching contributions credited to a participant’s account that are invested in qualifying employer securities are invested in the ESOP fund. The primary purpose of the ESOP fund is to benefit participants and beneficiaries by obtaining and retaining for them a position of equity ownership in the Company. Dividends paid on qualified employer securities held in the ESOP are reinvested in the ESOP fund unless participants elect to have dividends paid directly to themselves.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
Plan Mergers
Effective June 18, 2008, the AIMS Logistics Retirement Plan, with total assets of $2,602,002, merged into the Plan. Effective November 15, 2007, the Vail Banks, Inc. 401(k) Savings and Investment Plan, with total assets of $3,450,999, merged into the Plan. Effective July 23, 2007, the Heritage Bank Safe Harbor 401(k) Profit Sharing Plan, with total assets of $6,075,100, merged into the Plan.
Plan Termination
Although it has not expressed any intentions to do so, the Company has the right to suspend or terminate the Plan at any time by action of its Board of Directors subject to the provisions of ERISA. In the event of a termination of the Plan, all participant account balances remain fully vested and are eligible for distribution.
Rollovers From Employees of Acquired Businesses
The Company acquired Southern DataComm, Inc. on February 13, 2008, and the ATM related services of Palm Desert National Bank on October 1, 2008. Employees acquired by the Company during these acquisitions were given the option to roll over their 401(k) accounts, including any outstanding loans from their former employer’s plan. The total rollovers from employees of acquired businesses in 2008 were $79,889 and are reported in participants’ contributions.
2. Significant Accounting Policies
Accounting Method
The financial statements of the Plan are prepared under the accrual method of accounting under U.S. generally accepted accounting principles.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
Investment Valuation and Income Recognition
The Plan’s investments are stated at fair value. Quoted market prices are used to value investments. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year-end. The fair value of the units owned by the Plan in common trust funds is based on the fair value of the underlying investments as determined by the fund sponsor. Participant loans are valued at their outstanding balances, which approximate fair value.
As described in Financial Accounting Standards Board (FASB) Staff Position (FSP) AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a common collective trust (the U.S. Bank Stable Asset Fund). As required by the FSP, the statement of net assets available for benefits presents the fair value of the investment in the common collective trust as well as the adjustment from fair value to contract value for fully benefit-responsive investment contracts. The fair value of the Plan’s interest in the U.S. Bank Stable Asset Fund is primarily based on quoted or published market prices of the underlying assets of the fund. The contract value of the U.S. Bank Stable Asset Fund represents contributions plus earnings, less participant withdrawals and administrative expenses.
Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.
Brokers’ commissions and other expenses incurred upon the purchase of securities are included in the cost of the securities. Brokers’ commissions and other expenses incurred upon the sale of securities are reflected as a reduction in the proceeds from the sale.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
The change from the beginning to the end of the year in the difference between current value and the cost of investments is reflected in the statements of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.
The net gain (loss) on sales of securities is the difference between the proceeds received and the average cost of investments sold and is also reflected in the statements of changes in net assets available for benefits in net appreciation or depreciation in fair value of investments. Purchases and sales of securities are recorded on the trade date. If a trade is open at the end of the year, due to or from broker is reflected in the statements of net assets available for benefits.
Administrative Expenses
Recordkeeping, investment management, trust, consulting, and other administrative fees are paid by the Plan.
Payment of Benefits
Benefit payments are recorded when paid.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.
Risks and Uncertainties
The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
3. Investments
For the years ended December 31, 2008 and 2007, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in fair value as follows:

	Year Ended December 31
	2008	2007

Mutual funds	$(519,480,111)	$61,305,022
Common stock	(240,812,723)	(182,800,778)
Collective investment funds	(55,362,400)	7,122,124
Insurance policies	2,766	53,989

	$(815,652,468)	$(114,319,643)

The fair values of individual investments that represent 5% or more of the Plan’s net assets are as follows:

	Shares	Fair Value

Year ended December 31, 2008:
U.S. Bancorp common stock	38,534,962	$963,759,400
U.S. Bank Stable Asset Fund	9,096,650	328,659,727
Vanguard Institutional Index Fund	1,738,130	143,465,219

Year ended December 31, 2007:
U.S. Bancorp common stock	38,250,935	$1,214,084,677
Vanguard Institutional Index Fund	1,843,845	247,333,399
U.S. Bank Stable Asset Fund	6,556,044	241,599,291
First American Large Cap Value Fund	10,561,329	201,404,541

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
4. Fair Value Measurements
Effective January 1, 2008, the Plan adopted Statement of Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements. SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 specifies a three level hierarchy for valuation techniques used to measure financial assets and financial liabilities at fair value. This hierarchy is based on whether the valuation inputs are observable or unobservable. These levels are:
•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
As required by SFAS 157, the level in the fair value hierarchy within which the fair value measurement of the asset or liability in its entirety is classified is based on the lowest level input that is significant to the fair value measurement in its entirety.
The following table sets forth the plan investment assets at fair value by level within the fair value hierarchy as of December 31, 2008:

	Level 1	Level 2	Level 3	Total

Mutual funds	$1,029,644,998	$—	$—	$1,029,644,998
Common stock	972,334,121	—	—	972,334,121
Collective investment funds	—	417,660,215	—	417,660,215
Participant loans	—	—	51,166,668	51,166,668
Insurance policies	—	49,360	—	49,360

Total	$2,001,979,119	$417,709,575	$51,166,668	$2,470,855,362

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
4. Fair Value Measurements (continued)
The following table sets forth a summary of changes in the fair value of the Plan’s Level 3 assets for the year ended December 31, 2008:

Year Ended
December 31,
2008
Participant loans balance at beginning of year	$47,633,694
New loans issued and acquired, and loan principal repayments, net	3,532,974

Participant loans balance at end of year	$51,166,668

5. Differences Between Financial Statements and Form 5500
The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500:

	December 31
	2008	2007

Net assets available for benefits per the financial statements	$2,589,821,966	$3,313,063,367
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(25,381,877)	(2,744,475)

Net assets available for benefits per Form 5500	$2,564,440,089	$3,310,318,892

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
6. Transactions With Parties in Interest
Parties in interest include the Company and U.S. Bank National Association (the Trustee). Transactions involving funds administered by the Trustee are considered party-in-interest transactions. These transactions, based on customary and reasonable rates, are not, however, considered prohibited transactions under 29 CFR 408(b) of the ERISA regulations.
On December 31, 2008 and 2007, the Plan held 38,534,962 and 38,250,935 shares, respectively, of U.S. Bancorp common stock. During the years ended December 31, 2008 and 2007, the Plan recorded dividend income from U.S. Bancorp common stock of $65,375,994 and $64,366,819, respectively.
The Plan also participates in a collective investment fund, First American Funds, Inc., First American Investment Funds, Inc., and First American Strategy Funds, Inc., all of which are managed by the Company.
7. Income Tax Status
The Plan has received a determination letter from the IRS dated August 24, 2004, stating that the Plan is qualified under Section 401(a) of the Code, and therefore, the related trust is exempt from taxation. Subsequent to the issuance of this determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended, is qualified and the related trust is tax-exempt.

Supplemental Schedule

U.S. Bank 401(k) Savings Plan
EIN #41-0255900 Plan #004
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)
December 31, 2008

Identity of Issuer, Borrower,	Description of Investment, Including Maturity
Lessor, or Similar Party	Date, Rate of Interest, Par, or Maturity Value		Current Value

Mutual funds:
First American Funds, Inc.*	6,705,619	shares of Prime Obligations Fund	$6,705,619

First American Investment Funds, Inc.*	8,151,250	shares of Core Bond Fund	76,214,192
	5,841,900	shares of Intermediate Government Bond Fund	51,992,906
	2,047,809	shares of Large Cap Growth Opportunity Fund	42,287,247
	9,573,359	shares of Large Cap Value Fund	114,976,044
	2,925,635	shares of Mid Cap Growth Opportunity Fund	68,664,660
	4,072,545	shares of Mid Cap Value Fund	64,101,854
	793,218	shares of Small Cap Growth Opportunity Fund	9,407,566
	4,578,477	shares of Small Cap Select Fund	38,688,133
	8,025,195	shares of Small Cap Value Fund	62,837,274

First American Strategy Funds, Inc.*	3,747,530	shares of Strategy Aggressive Growth Allocation Fund	32,640,989
	9,022,186	shares of Strategy Balanced Allocation Fund	66,673,952
	4,795,581	shares of Strategy Growth Allocation Fund	38,220,778
	1,761,053	shares of Strategy Conservative Allocation Fund	14,845,679

Hotchkis and Wiley Funds	1,329,344	shares of Large Cap Value Fund	14,024,580
PIMCO Funds	6,269,971	shares of Total Return Fund	63,577,504

T. Rowe Price Retirement Funds, Inc.	577,286	shares of Retirement Income Fund	5,957,588
	1,744,283	shares of Retirement 2010 Fund	19,553,414
	2,415,532	shares of Retirement 2020 Fund	26,836,555
	1,917,958	shares of Retirement 2030 Fund	21,404,413
	1,645,530	shares of Retirement 2040 Fund	18,232,473
	136,482	shares of Retirement 2050 Fund	846,186

TCW Funds, Inc.	530,937	shares of Select Equities Fund	5,489,893
The Dreyfus Corporation	1,045,456	shares of The Boston Co. Small Cap Value Fund	15,430,937
Vanguard	1,738,130	shares of Institutional Index Fund	143,465,219
William Blair Funds	541,132	shares of Small Cap Growth Fund	6,569,343

U.S. Bank 401(k) Savings Plan
EIN #41-0255900 Plan #004
Schedule H, Line 4i — Schedule of Assets (Held at End of Year) (continued)

Identity of Issuer, Borrower,	Description of Investment, Including Maturity
Lessor, or Similar Party	Date, Rate of Interest, Par, or Maturity Value		Current Value

Collective investment funds:
U.S. Bancorp*	9,096,650	units of U.S. Bank Stable Asset Fund	$328,659,727
State Street Global Advisors	11,190,378	units of International Alpha Select Fund	82,640,941
	444,941	units of Mid Cap Fund	6,359,547

Life insurance policies:
New England Mutual Life	2	policies	17,665
Northwestern Mutual Life	1	policy	31,695

Corporate stock:
U.S. Bancorp*	38,534,962	shares of common stock	963,759,400
Piper Jaffray	215,662	shares of common stock	8,574,721

Participant loans*		Principal loan amount interest rates ranging from 4.00% to 11.50% with varied maturities from January 15, 2009 to March 31, 2030	51,166,668

Total assets held for investment purposes			$2,470,855,362

*	Denotes party in interest to the Plan.